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                                                                      EXHIBIT 99

                           RAMSAY MANAGED CARE, INC.
                                Columbus Center
                         One Alhambra Plaza, Suite 750
                          Coral Gables, Florida  33134


                           RAMSAY MANAGED CARE, INC.
                  ANNOUNCES COMPLETION OF SALE OF HMO DIVISION

         Coral Gables, FL, April 1, 1997 -- Ramsay Managed Care, Inc. (NASDAQ:RMCR) today announced that it had completed the sale of its HMO Division, Apex Healthcare, Inc., to an established healthcare provider for a purchase price of $4.35 million.

         Paul J. Ramsay, Chairman of the Board, commented "We are very pleased with the completion of the sale of Apex Healthcare, Inc. The sale is consistent with our future strategy and will allow the company to concentrate on its current business and other synergistic opportunities."

         Ramsay Managed Care, Inc. operates a long established business in the management of mental health services and substance abuse programs on behalf of self insured employers, health maintenance organizations (HMOs), and governmental agencies in various states. The Company yesterday announced that it will hold a Special Meeting of Stockholders on April 18, 1997 for the purpose of obtaining stockholder approval of its previously announced merger with Ramsay Health Care, Inc.

          CONTACT: Bert Cibran, President & COO, Ramsay Managed Care, 305-569-4621/CO: Ramsay Managed Care, Inc.; Apex Healthcare, Inc.

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